Exhibit 99.0

FOR IMMEDIATE RELEASE

Contact Information

Susan Eich

612-851-6205

susan.eich@softbrands.com

SOFTBRANDS ANNOUNCES PLAN FOR MANAGEMENT SUCCESSION

TOFTELAND TO SERVE AS CHIEF EXECUTIVE OFFICER,

ELLIS APPOINTED EXECUTIVE CHAIRMAN

Minneapolis, – Oct. 3, 2005 – SoftBrands, Inc. (OTC: SFBD) today announced implementation of its planned management succession.  The company will name Randal B. Tofteland its chief executive officer, effective January 1, 2006. Tofteland is currently the company’s president and chief operating officer. George H. Ellis, the company’s chief executive officer, will become executive chairman in January 2006.

“Randy Tofteland has demonstrated the ability to run a profitable, world-class software company – one that has had success in developing significant products and key new strategic partnerships,” said Ellis.  “Under Randy’s leadership, I am confident of SoftBrands’ future.”

“SoftBrands has a bright future and I am excited to lead it into this new chapter in its history,” said Tofteland. “Our global presence, focus on developing a low-cost infrastructure and strong opportunities for growth bode well for the company. SoftBrands has benefited immensely from the leadership of George Ellis as he has navigated the company through some difficult times – and helped SoftBrands now emerge as a strong competitor in the ERP software market.”

Tofteland, age 46, joined SoftBrands in 1997 as vice president of sales for Fourth Shift. He was promoted to vice president and general manager of Fourth Shift, Americas, in 1999. From January 2001 until May 2001 Tofteland held the position of chief operating officer for Fourth Shift. He has been president and chief operating officer of SoftBrands since October 2003 and a director of SoftBrands since August 2004. From 1982 to 1994, Tofteland held various roles with GE Medical Systems.

About SoftBrands

SoftBrands, Inc. is a global leader in providing solutions for small to medium-sized businesses in the manufacturing and hospitality industries worldwide. With more than 4,000 customers in over 60 countries now actively using its manufacturing and hospitality products, SoftBrands has established a global infrastructure for distribution, development and support of enterprise software. The company, headquartered in Minneapolis, Minnesota, has more than 550 employees with branch offices in Europe, Asia, Australia and Africa. Additional information can be found at www.softbrands.com.